Exhibit 10.6



                      EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made by and between THE PEP BOYS - MANNY, MOE & JACK, a Pennsylvania corporation (the "Corporation"), and _______________ (the "Executive"), dated as of the __ day of June, 1998, and supersedes in its entirety the Employment Agreement between the Corporation and the Executive dated as of _________ __, ____.

          The Corporation, on behalf of itself and its shareholders, wishes to continue to attract and retain well-qualified executive and key personnel who are an integral part of the management of the Corporation, such as Executive, and to better assure itself of continuity of management and better assure Executive of continued employment, or compensation in lieu thereof, in the event of any "Change of Control" (as defined in Section 2 of this Agreement) of the Corporation;

          IT IS, THEREFORE, AGREED:

        1.   Operation of Agreement.

               (a) The "Effective Date" shall be the date during the "Change of Control Period" (as defined in Section 1(b) hereof) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Corporation is terminated prior to the date on which a Change of Control occurs, and the Executive can reasonably demonstrate that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

               (b) The "Change of Control Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the first day of the month coinciding with or next following the Executive's termination of employment on account of retirement on or after Executive's normal retirement date ("Normal Retirement Date") under The Pep Boys - Manny, Moe & Jack Pension Plan as amended to date ("Pension Plan") and The Pep Boys - Manny, Moe and Jack
Executive Supplemental Pension Plan as amended to date or any successor retirement plan (the "Retirement Plan"); provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) two years from such Renewal Date or (y) the first day of the month coinciding with or next following the Executive's Normal
Retirement Date, unless at least sixty (60) days prior to the Renewal Date the Corporation shall give notice that the Change of Control Period shall not be so extended.


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          2.   Change of Control.  For the purpose of this Agreement, a
"Change of Control" shall be deemed to have taken place if:

               (a) individuals who, on the date hereof, constitute the Board of Directors (the "Board") of the Corporation (the "Incumbent
Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

               (b) any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities");
provided, however, that the event described in this Section 2(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Corporation or any subsidiary of the Corporation in which the Corporation owns more than 50% of the combined voting power of such entity (a
"Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, (iii) by any underwriter temporarily holding the Corporation's Voting Securities pursuant to an offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction
(as defined in Section 2(c) hereof), or (v) pursuant to any acquisition by Executive or any group of persons including
Executive (or any entity controlled by Executive or any group of persons including Executive);



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               (c)   the consummation of a merger, consolidation, statutory
share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation's stockholders, whether for such transaction or the issuance of securities in the transaction (a
"Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business
Combination (the "Surviving Corporation"), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent
Corporation"), is represented by the Corporation's Voting
Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Corporation's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Corporation's Voting Securities among the holders thereof immediately prior to the Business
Combination, (ii) no person (other than any employee benefit plan
(or related trust) sponsored or maintained by the Surviving
Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent
Corporation (or, if there is no Parent Corporation, the Surviving
Corporation) following the consummation of the Business
Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a "Non-Qualifying Transaction");

               (d) a sale of all or substantially all of the Corporation's assets;

               (e) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation; or

               (f)  such other events as the Board may designate.

          Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Corporation's Voting Securities as a result of the acquisition of the Corporation's Voting Securities by the Corporation which reduces the number of the Corporation's Voting Securities outstanding; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person by more than one percent (1%) of the Corporation's outstanding Voting Securities, a Change in Control of the Corporation shall then occur.

          3. Employment Period. The Corporation hereby agrees to continue the Executive in its employ, for the period commencing on the Effective Date and ending on the earlier to occur of (i) the date two (2) years after such date or (ii) the first day of the month coinciding with or next following the Executive's
Normal Retirement Date (the "Employment Period").


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          4.   Position and Duties.

               (a) As of the date hereof, the Executive is employed as _________________________________ and as such the Executive is responsible for oversight and management of _________________________________. During the Employment Period,
(i) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least comparable in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Effective Date and (ii) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or at an office or location less than twenty (20) miles from such location.

               (b) Excluding periods of vacation, sick leave and disability to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. The Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

          5.   Compensation.

               (a) Base Salary. During the Employment Period, as consideration for services rendered, the Corporation shall pay to the Executive a base salary at an annual rate at least equal to the annual rate of base salary paid to the Executive by the Corporation, and any affiliated companies, during the ninety-day period immediately preceding the month in which the Effective Date occurs ("Base
Salary") payable over the calendar year at the regular pay periods of the Corporation. During the Employment Period, Base
Salary shall be reviewed by the Board (or the Compensation
Committee thereof) at least annually and shall be increased, but not decreased, at any time and from time to time as shall be consistent with increases in Base Salary awarded by the Corporation in the ordinary course of business to other key executives. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Executive's Base Salary shall not be reduced after any such increase. As used in this Agreement, the term
"affiliated companies" includes any company controlling, controlled by or under common control with the Corporation.


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               (b)  Executive Incentive Bonus Plan.  During the Employment
Period, the Executive shall receive an annual bonus (a "Bonus") at least equal to the greater of (i) the average annual dollar bonus amount that was earned by the Executive under the Corporation's Annual Incentive Bonus Plan, amended and restated as of March 31, 1998 (or any predecessor or successor plan, policy or arrangement thereto) (the "Bonus Plan") for the three completed fiscal years of the Corporation (each a "Fiscal Year") immediately prior to the Effective Date, or (ii) Executive's
Target (as defined in the Bonus Plan) bonus amount under the Bonus Plan for the Fiscal Year which includes the Effective Date or, if no target has been set with respect to Executive for such Fiscal Year, the Target bonus amount for the immediately preceding Fiscal Year (in either case, based on Executive's target percentage of Base Salary established pursuant to the Bonus Plan).

(c)  Employee Benefit Plans.  In addition to the Base Salary and
Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive programs, savings, pension and retirement plans and programs applicable to other key executives, and to receive use of an automobile of comparable value to automobiles provided to other key executives (or to receive the same automobile allowance as is provided to other key executives). In no event shall such plans and programs, in the aggregate, provide the Executive with compensation, benefits and reward opportunities less favorable than the most favorable of those provided by the Corporation and its affiliated companies for the Executive under such plans and programs as in effect at any time during the ninety-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives.
               (d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under each welfare benefit plan of the Corporation, including, without limitation, all medical, supplemental medical, prescription, dental, disability, salary continuance, life, accidental death and travel accident insurance plan and programs of the Corporation and its affiliated companies, in each case not less favorable than those in effect at any time during the ninety-day period immediately preceding the Effective Date which would be most favorable to the Executive or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

               (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in the performance of his duties hereunder.

               (f) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive at any time during the ninety-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives.


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

               (g) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable policies of the Corporation as in effect at any time during the ninety-day period immediately preceding the Effective
Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

          6. Termination. This Agreement shall terminate under the following circumstances:

               (a) Expiration of the Employment Period. This Agreement shall terminate automatically upon the expiration of the Employment
Period.

               (b) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. The Corporation may terminate this Agreement, after having established the Executive's Disability (pursuant to the definition of "Disability" set forth below), by giving to the Executive written notice of its intention to terminate the Executive's employment.
In such a case, the Executive's employment with the Corporation shall terminate effective on the 180th day after receipt of such notice (the "Disability Effective Date"), provided that, within 180 days after such receipt, the Executive shall not have returned to full performance of the Executive's duties. For purposes of this Agreement, "Disability" means personal injury, illness or other cause which, after the expiration of not less than 180 days after its commencement, renders the Executive unable to perform his duties with substantially the same level of quality as immediately prior to such incident and such disability is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).


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


               (c) With or Without Cause. The Corporation may terminate the Executive's employment with or without "Cause." For purposes of this Agreement, "Cause" means (i) the willful and continued failure of Executive to perform substantially his duties with the Corporation (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Corporation or delivering a Notice of Termination for Good Reason to the Corporation) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties and the Executive has failed to cure such failure to the reasonable satisfaction of the Board; (ii) the willful engaging by Executive in gross negligence or willful misconduct which is demonstrably and materially injurious to the Corporation or its affiliates; or (iii) Executive's conviction of or pleading guilty or no contest to a felony. For purpose of this Section 6(c), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Corporation or upon the instructions of the Corporation's chief executive officer or another senior officer of the Corporation shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of all members of the Board (excluding
Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) -
(iii) above has occurred and specifying the particulars thereof in detail. The Board must notify Executive of any event constituting Cause within ninety (90) days following the Board's knowledge of its existence or such event shall not constitute
Cause under this Agreement.

               (d) With or Without Good Reason. The Executive's employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, "Good Reason" means:



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               (i)  (A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Corporation immediately prior to the Effective Date (including any material and adverse diminution of such duties or responsibilities);
provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Corporation no longer being a publicly traded entity and does not involve any other event set forth in this Section 6(d) or (B) a material and adverse change in Executive's titles or offices
(including, if applicable, membership on the Board) with the Corporation as in effect immediately prior to the Effective Date;

               (ii) any failure by the Corporation to comply with any of the provisions of Section 5 hereof;

               (iii) the Corporation requiring the Executive to be based at any office or location other than that described in Section
4(a)(ii) hereof, except for travel required in the performance of the Executive's responsibilities which shall be no more extensive than the customary travel requirements of Executive prior to the Effective Date;

               (iv) any purported termination by the Corporation of the Executive's employment other than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

                (v)  any failure by the Corporation to comply with and satisfy
Section 12(c) hereof by causing any successor to the Corporation to expressly assume and agree to perform this Agreement with Executive, to the full extent set forth in said Section 12(c);
provided, however, that a termination by Executive for Good
Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by Executive to the Corporation, the Corporation has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Executive. For purposes of this Section
6(d), a good faith determination made by the Executive that a "Good Reason" for termination has occurred, and has not been adequately cured, shall be conclusive and binding.

Any termination by the Corporation with or without Cause or by the Executive with or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(d) hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which
(x) indicates the specific termination provision in this Agreement relied upon, (y) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (z) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date.



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          7.   Obligations of the Corporation Upon Termination.


               (a) Expiration of Employment Period. If the Executive's employment shall be terminated on account of the expiration of the Employment Period, the Corporation shall pay the Executive his Base Salary through the expiration of the Employment Period, plus any Bonus amounts earned but not paid during such period and any benefits to which the Executive is entitled under the terms of any of the Corporation's benefit plans, policies or arrangements, and the Corporation shall have no further obligations to the Executive under this Agreement.

               (b) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives, other than those death benefits provided by the Corporation to which Executive is entitled at the date of the Executive's death, which shall be at least comparable to those in effect at any time during the ninety-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's designees, as in effect on the date of the Executive's death with respect to other key executives and their designees.

               (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than those benefits provided by the Corporation to which Executive is entitled as of the Disability Effective Date, which benefits shall be at least comparable to those in effect at any time during the ninety-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's designees, as in effect on the date of the Executive's Disability with respect to other key executives and their designees.
               (d) With Cause or Without Good Reason. If the Executive's employment shall be terminated (i) by the Corporation with Cause, or (ii) by Executive without Good Reason, the Corporation shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is given, plus any Bonus amounts earned but not paid through the date of termination and any benefits to which the Executive is entitled under the terms of any of the Corporation's benefit plans, policies or arrangements, and the Corporation shall have no further obligations to the Executive under this Agreement.
               (e) Without Cause or With Good Reason. If, during the Employment Period, Executive's employment shall be terminated (i) by the Corporation without Cause, or (ii) by Executive for Good
Reason, the Corporation shall pay to the Executive in a lump sum in cash within ten (10) days after the date of termination the aggregate of the following amounts, with respect to which Executive shall have no duty of mitigation and the Corporation shall have no right of set-off:

                    (A) to the extent not theretofore paid, the Executive's Base Salary through the date of termination at the rate in effect on the date of termination plus any Bonus amounts which have become payable and any accrued vacation pay;


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                    (B)  a pro rata portion of Executive's Bonus for the Fiscal
Year in which the date of termination occurs equal to the product of
(1) the greater of (x) the average annual dollar bonus amount that was earned by the Executive under the Bonus Plan for the three completed Fiscal Years immediately prior to the date of termination, or (y) Executive's Target bonus amount under the Bonus Plan for the Fiscal Year which includes the date of termination or, if no target has been set with respect to Executive for such Fiscal Year, the Target bonus amount for the immediately preceding Fiscal Year (in either case, based on Executive's target percentage of Base Salary established pursuant to the Bonus Plan) (the greater of (x) and (y) being referred to as the "Target Bonus"), multiplied by (2) a fraction, the numerator of which is the number of days in the Fiscal Year in which the date of termination occurs through the date of termination and the denominator of which is three hundred sixty-five (365);

                    (C) an amount equal to Executive's Base Salary and Target Bonus for the remainder of the Employment Period; and

                    (D) the present lump sum value of benefits which would have accrued under the Pension Plan and the Retirement Plan had Executive remained employed through the date of termination and for the remainder of the Employment Period (and Executive's entire Supplemental Plan benefit, including such lump sum, shall be computed by applying early retirement factors and subsidies as if Executive was the age he would be, and had accrued the years of service he would have accrued, at the end of such Employment
Period), determined using the factors specified in the Pension
Plan for calculating lump sum distributions, and assuming that Executive would have continued for such period to earn the Base
Salary at the date of termination and be paid the Target Bonus on each date during such Employment Period that the Bonus typically had been paid prior to the date of termination.

In addition, upon a termination of Executive in accordance with this Section 7(e), the Corporation shall continue to provide welfare benefits to the Executive and his or her family during the remainder of the Employment Period at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Section 5(d) hereof if the Executive's employment had continued through the Employment Period. To the extent that the provision of such welfare benefits is not permissible after termination of employment under the terms of the benefit plans of the Corporation then in effect, the Corporation shall pay to the Executive in a lump sum in cash within thirty (30) days after the date of termination an amount equal to the cost to the Executive of acquiring on a non-group basis those benefits lost to the Executive and/or the Executive's family as a result of the Executive's termination.

In addition, upon a termination of Executive in accordance with this Section 7(e), all non-vested stock options, and any other non-vested stock or stock-based awards held by Executive, shall immediately become fully vested, non-forfeitable and exercisable.


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          8.   Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit such rights as the Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the date on which the Executive's employment is terminated shall be payable in accordance with such plan or program. Anything herein to the contrary notwithstanding, if the Executive becomes entitled to payments pursuant to Section 7(e) hereof, such Executive agrees to waive payments under any severance plan or program of the Corporation.

          9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          10.  Covenant Against Competition.

               (a) If, after the occurrence of a Change in Control, the Executive's employment by the Corporation is terminated pursuant to Sections 7(d) or 7(e) hereof, then for the greater of (i) one year after the date of termination or (ii) the remainder of the Employment Period, the Executive shall not directly or indirectly induce or attempt to influence any employee of the Corporation to terminate his employment with the Corporation and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States of America, which is involved in business activities which are substantially the same as, similar to or in competition with business activities carried on by the Corporation, or being definitely planned by the Corporation, at the time of the termination of the Executive's employment. However, nothing contained in this
Section 10(a) shall prevent the Executive from holding for investment no more than two percent (2%) of any class or equity securities of a company whose securities are traded on a national securities exchange.


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               (b)  Executive acknowledges that the restrictions contained in
Sections 9 and 10(a) hereof, in view of the nature of the business in which the Corporation is engaged, are reasonable and necessary in order to protect the legitimate interests of the Corporation, and that any violation thereof would result in irreparable injuries to the Corporation, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Corporation shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled.

               (c) If the Executive violates any of the restrictions contained in the foregoing Section 10(a), the period during which the restrictions contained in Section 10(a) shall remain in effect shall be tolled as of the time of commencement of such violation, and shall not begin to run again until such time as such violation shall be cured by the Executive to the satisfaction of the Corporation.

               (d) Executive acknowledges and agrees that the covenants and other provisions set forth in Sections 10(a), 10(b) and 10(c) hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or other provisions are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, then
(I) the remaining covenants and other provisions set forth in Sections 10(a), 10(b) and 10(c) shall be unimpaired, and (ii) the invalid or unenforceable covenant or provision shall be deemed replaced by a covenant or provision that is valid or enforceable and that comes closest to expressing the intention of the covenant or provision found to be invalid or unenforceable.

          11.  Certain Additional Payments by the Corporation.

               (a) If it is determined (as hereafter provided) that any payment or distribution by the Corporation to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes
(including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up
Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


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

               (b) Subject to the provisions of Section 11(f) hereof, all determinations required to be made under this Section 11, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the
"Accounting Firm") selected by Executive in his sole discretion.
Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and Executive within 30 days after the date of the Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Corporation or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Corporation will pay the required Gross-Up Payment to Executive within 15 days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Corporation and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts or fails to pursue its remedies pursuant to
Section 11(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting
Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Corporation and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Corporation to, or for the benefit of, Executive within 15 days after receipt of such determination and calculations.

               (c) The Corporation and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by
Section 11(b) hereof.

               (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment.
If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up
Payment should be reduced, Executive will within 15 days pay to the Corporation the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 11(b) and (d) hereof will be borne by the Corporation. If such fees and expenses are initially advanced by Executive, the Corporation will reimburse Executive the full amount of such fees and expenses within 15 days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

               (f) Executive will notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment.
Such notification will be given as promptly as practicable but no later than 30 days after Executive actually receives notice of such claim and Executive will further apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the date that any payment of amount with respect to such claim is due. If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                    (A) provide the Corporation with any written records or documents in his possession relating to such claim reasonably requested by the Corporation;

                    (B) take such action in connection with contesting such claim as the Corporation will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Corporation;

                    (C) cooperate with the Corporation in good faith in order effectively to contest such claim; and


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

                    (D) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 11(f), the Corporation will control all proceedings taken in connection with the contest of any claim contemplated by this Section 11(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation will determine; provided, however, that if the Corporation directs Executive to pay the tax claimed and sue for a refund, the Corporation will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (g) If Executive receives any refund with respect to any Excise Tax previously paid to the Internal Revenue Service by Executive, and if Executive had received a Gross-Up Payment from the Corporation with respect to such Excise Tax, Executive will promptly pay to the Corporation the amount of such refund
(together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 11(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of the Gross-Up
Payment required to be paid pursuant to this Section 11.


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

          12.  Successors.

               (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

               (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          13.  Miscellaneous.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The parties hereto agree that the exclusive jurisdiction of any dispute regarding this Agreement shall be the state courts located in Philadelphia, Pennsylvania. The Corporation shall reimburse
Executive for the fees and expenses incurred by him in enforcing this Agreement, provided that at least one matter in dispute is decided in favor of Executive.

               (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

               (c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (d) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
               If to the Executive:



               If to the Corporation:

               The Pep Boys - Manny, Moe & Jack
               3111 West Allegheny Avenue
               Philadelphia, PA 19132
               Attention:  Mitchell G. Leibovitz,
                           Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.



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

               (e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (f) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
               (g) This Agreement contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof.

               (h) The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation, prior to the Effective Date, is "at will", and may be terminated by either the Executive or the Corporation at any time. Upon a termination of the Executive's employment or upon the Executive's ceasing to be an officer of the Corporation, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

          IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.





                              THE PEP BOYS - MANNY, MOE & JACK

                              By:






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